Exhibit 99.1
Contact: Cass Investor Relations
ir@cassinfo.com
January 25, 2024
Cass Information Systems Reports Fourth Quarter 2023 Results
Fourth Quarter Results
(All comparisons refer to the fourth quarter of 2022, except as noted)

•Net income of $8.4 million, or $0.61 per diluted common share.
•Return on average equity of 16.06%.
•Increase in net interest margin to 3.30% from 3.15%.
•Increase in facility expense transaction volumes of 9.7%
•Maintained exceptional credit quality, with no non-performing loans or charge-offs.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) reported fourth quarter 2023 earnings of $0.61 per diluted share, as compared to $0.67 in the fourth quarter of 2022 and $0.54 in the third quarter of 2023. Net income for the period was $8.4 million, a decrease of 9.4% from $9.3 million in the same period in 2022 and an increase of $1.0 million, or 13.8%, as compared to the third quarter of 2023. For the year ended December 31, 2023, the Company reported net income and earnings per diluted share of $30.1 million and $2.18, respectively, as compared to $34.9 million and $2.53, respectively, for the year ended December 31, 2022.
Martin Resch, the Company’s President and Chief Executive Officer, noted, “We began the process of onboarding new facility clients during the fourth quarter, reflecting the success of our Waste Invoice Management and Utility Bill Management solutions. This success is reflected in the 9.7% growth in facility transaction volumes which should continue to accelerate in the first and second quarters of 2024.” Resch added, “While we continue to experience challenges related to the ongoing freight recession and its impact on payment float and financial fees, our recent technology investments should place us in a good position to grow clients and transactions in a highly efficient manner.”
Fourth Quarter 2023 Highlights

Transportation Dollar Volumes – Transportation dollar volumes were $9.0 billion during the fourth quarter of 2023, a decrease of 17.3% as compared to the fourth quarter of 2022 and a decrease of 2.4% as compared to the third quarter of 2023. The decrease in dollar volumes was due to a decrease in the average dollars per transaction to $1,036 during the fourth quarter of 2023 as compared to $1,191 in the fourth quarter of 2022 and $1,038 in the third quarter of 2023 as a result of lower fuel costs and overall freight rates. Transportation dollar volumes are key to the Company’s revenue as higher volumes generally lead to an increase in payment float, which generates interest income, as well as an increase in payments in advance of funding, which generates financial fees.

Facility Expense Dollar Volumes – Facility expense dollar volumes totaled $4.8 billion during the fourth quarter of 2023, an increase of 0.7% as compared to the fourth quarter of 2022 and a decrease of 4.9% as compared to the third quarter of 2023. The change in dollar volumes period to period are largely reflective of seasonality and energy prices.

Processing Fees – Processing fees increased $1.4 million, or 7.5%, over the same period in the prior year. The increase in processing fees was largely driven by an increase in ancillary fees and an increase in facility transaction volumes of 9.7%. The Company has experienced recent success in winning facility clients with high transaction volumes which is expected to contribute to more meaningful growth in processing fees beginning in the first quarter of 2024 as these new clients are onboarded. Transportation invoice volumes decreased 4.8% over the same period. The decline in transportation volumes is due to the on-going freight recession.

Financial Fees – Financial fees, earned on a transactional level basis for invoice payment services when making customer payments, increased $117,000, or 1.0%. The increase in financial fee income was primarily due to the increase in short-term interest rates, partially offset by a decline in transportation dollar volumes of 17.3% in addition to changes in the manner certain vendors receive payments.

Net Interest Income – Net interest income decreased $295,000, or 1.7%. The decrease in net interest income was attributable to a decline in average interest-earning assets of $157.1 million, or 7.0%. The Company’s net interest margin improved to 3.30% as compared to 3.15% in the same period last year, largely driven by the rise in market interest rates.

Net interest income increased $486,000, or 2.9%, as compared to the third quarter of 2023. The increase was driven by an increase in average interest-earning assets of $15.8 million, or 0.8% and an increase in the net interest margin of 6 basis points to 3.30% from 3.24% primarily driven by an increase in short-term investment and loan yields.

Provision for Credit Losses - The Company recorded a release of credit losses of $215,000 during the fourth quarter of 2023 as compared to a provision for credit losses of $500,000 in the fourth quarter of 2022. The release of credit losses for the fourth quarter of 2023 was largely driven by a decrease in total loans of $25.3 million, or 2.4%, as compared to September 30, 2023.

Personnel Expenses - Personnel expenses increased $876,000, or 3.0%. Salaries and commissions increased $841,000, or 3.7%, as a result of merit increases and an increase in average full-time equivalent employees (“FTEs”) of 10.8% due to strategic investments in various technology initiatives. Share-based compensation decreased $1.9 million reflecting the Company’s financial performance and the impact on performance-based restricted stock between the periods. Pension expense increased $1.1 million. Despite the Company’s defined benefit pension plan being frozen in the first quarter of 2021 resulting in no service cost in subsequent periods, expense increased as a result of the accounting impact of the decline in plan assets during 2022 and corresponding decline in expected return on plan assets for 2023. Other benefits, such as 401(k) match, health insurance and payroll taxes, increased $864,000, or 21.3%, primarily due to the 10.8% increase in average FTEs as well as a significant increase in employer health insurance costs over prior year levels.

Non-Personnel Expenses - Non-personnel expenses rose $1.7 million, or 18.9%. Certain expense categories such as equipment, outside service fees and data processing are elevated as the Company invests in, and transitions to, improved technology.

Loans - When compared to December 31, 2022, ending loans decreased $68.6 million, or 6.3%. The Company opted to be more selective in booking new loans as a result of the decline in deposits during 2023, focusing on building new client relationships rather than transactional opportunities such as investment grade leases.

Payments in Advance of Funding – Average payments in advance of funding decreased $53.3 million, or 20.3%, primarily due to a 17.3% decrease in transportation dollar volumes, which led to fewer dollars advanced to freight carriers.

Deposits – Average deposits decreased $127.2 million, or 10.7%, when compared to the fourth quarter of 2022. Total deposits at December 31, 2023 decreased $116.4 million, or 9.3% as compared to December 31, 2022. The Company experienced deposit attrition during the first six months of 2023 as larger commercial depository clients moved their funds to higher interest rate alternatives outside of the banking system. The Company has experienced stabilization in its deposit balances since the second quarter of 2023 as a result of an increase in its deposit rates and increased depositor confidence across the banking industry.

Accounts and Drafts Payable - Average accounts and drafts payable decreased $47.7 million, or 4.1%. The decrease in these balances, which are non-interest bearing, are primarily reflective of the decrease in transportation dollar volumes of 17.3%. Accounts and drafts payable are a stable source of funding generated by payment float from transportation and facility clients.

Shareholders’ Equity - Total shareholders’ equity has increased $23.5 million since December 31, 2022 as a result of net income of $30.1 million and a decrease in accumulated other comprehensive loss of $9.7 million related to the fair value of available-for-sale investment securities, partially offset by dividends of $16.0 million and the repurchase of Company stock of $5.8 million.

About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $90 billion annually on behalf of clients, and with total assets of $2.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.
Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include the impact of economic and market conditions, inflationary pressures, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Actual results may differ materially from those set forth in the forward-looking statements.

Note to Investors

The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Consolidated Statements of Income (unaudited)

($ and numbers in thousands, except per share data)

	Quarter Ended December 31, 2023	Quarter Ended September 30, 2023	Quarter Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2022
Processing fees	$20,728	$19,939	$19,286	$79,566	$76,470
Financial fees	11,467	11,597	11,350	45,985	43,757
Total fee revenue	$32,195	$31,536	$30,636	$125,551	$120,227

Interest and fees on loans	12,796	12,863	11,570	50,825	39,460
Interest and dividends on securities	4,352	4,392	4,890	18,215	16,437
Interest on federal funds sold and other short-term investments	4,573	3,934	3,007	13,720	6,429
Total interest income	$21,721	$21,189	$19,467	$82,760	$62,326
Interest expense	4,687	4,641	2,138	16,266	3,482
Net interest income	$17,034	$16,548	$17,329	$66,494	$58,844
Release of (provision for) credit losses	215	(125)	(500)	550	(1,350)
(Loss) gain on sale of investment securities	(13)	—	—	(173)	15
Other	1,305	1,264	1,481	5,089	4,740
Total revenues	$50,736	$49,223	$48,946	$197,511	$182,476
Salaries and commissions	23,861	23,391	23,020	93,474	85,489
Share-based compensation	342	938	2,253	4,139	6,732
Net periodic pension cost (benefit)	476	129	(606)	878	(2,453)
Other benefits	4,921	5,178	4,057	20,203	16,706
Total personnel expenses	$29,600	$29,636	$28,724	$118,694	$106,474
Occupancy	890	908	875	3,560	3,676
Equipment	1,950	1,789	1,664	7,138	6,668
Other	7,941	7,730	6,526	30,763	22,758
Total operating expenses	$40,381	$40,063	$37,789	$160,155	$139,576
Income from operations before income taxes	$10,355	$9,160	$11,157	$37,356	$42,900
Income tax expense	1,945	1,766	1,872	7,297	7,996
Net income	$8,410	$7,394	$9,285	$30,059	$34,904
Basic earnings per share	$.62	$.55	$.69	$2.22	$2.58
Diluted earnings per share	$.61	$.54	$.67	$2.18	$2.53

Share data:
Weighted-average common shares outstanding	13,467	13,501	13,548	13,530	13,553
Weighted-average common shares outstanding assuming dilution	13,755	13,793	13,812	13,816	13,808

Consolidated Balance Sheets

($ in thousands)

	(unaudited ) December 31, 2023	(unaudited ) September 30, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$372,468	$408,435	$200,942
Securities available-for-sale, at fair value	627,117	615,855	754,468
Loans	1,014,318	1,039,619	1,082,906
Less: Allowance for credit losses	(13,089)	(13,318)	(13,539)
Loans, net	$1,001,229	$1,026,301	$1,069,367
Payments in advance of funding	198,861	258,587	293,775
Premises and equipment, net	30,093	26,257	19,958
Investments in bank-owned life insurance	49,159	48,857	47,998
Goodwill and other intangible assets	20,654	20,849	21,435
Accounts and drafts receivable from customers	110,651	28,710	95,779
Other assets	68,390	71,027	69,301
Total assets	$2,478,622	$2,504,878	$2,573,023

Liabilities and shareholders’ equity:
Deposits
Non-interest bearing	$524,359	$511,292	$642,757
Interest-bearing	616,455	666,050	614,460
Total deposits	$1,140,814	$1,177,342	$1,257,217
Accounts and drafts payable	1,071,369	1,082,224	1,067,600
Other liabilities	36,630	39,076	41,881
Total liabilities	$2,248,813	$2,298,642	$2,366,698

Shareholders’ equity:
Common stock	$7,753	$7,753	$7,753
Additional paid-in capital	208,007	207,663	207,422
Retained earnings	145,782	141,444	131,682
Common shares in treasury, at cost	(84,264)	(83,704)	(81,211)
Accumulated other comprehensive loss	(47,469)	(66,920)	(59,321)
Total shareholders’ equity	$229,809	$206,236	$206,325
Total liabilities and shareholders’ equity	$2,478,622	$2,504,878	$2,573,023

Average Balances (unaudited)

($ in thousands)

	Quarter Ended December 31, 2023	Quarter Ended September 30, 2023	Quarter Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2022
Average interest-earning assets	$2,075,641	$2,059,801	$2,232,764	$2,076,950	$2,205,793
Average loans	1,025,259	1,045,967	1,049,294	1,055,668	992,004
Average securities available-for-sale	615,666	634,835	760,424	665,146	745,637
Average short-term investments	356,887	310,770	346,198	287,243	425,004
Average payments in advance of funding	209,364	234,684	262,620	234,865	278,185
Average assets	2,414,665	2,395,264	2,581,086	2,419,608	2,586,078
Average non-interest bearing deposits	464,924	480,472	567,730	512,608	588,121
Average interest-bearing deposits	592,055	591,556	616,456	571,067	603,251
Average borrowings	11	11	10	2,241	11
Average interest-bearing liabilities	592,066	591,567	616,466	573,308	603,262
Average accounts and drafts payable	1,110,415	1,070,057	1,158,112	1,081,245	1,141,329
Average shareholders’ equity	$207,834	$212,591	$194,269	$211,069	$211,142

Consolidated Financial Highlights (unaudited)

($ and numbers in thousands, except ratios)

	Quarter Ended December 31, 2023	Quarter Ended September 30, 2023	Quarter Ended December 31, 2022	Year Ended December 31, 2023	Year Ended December 31, 2022
Return on average equity	16.06%	13.80%	18.96%	14.24%	16.53%
Net interest margin (1)	3.30%	3.24%	3.15%	3.25%	2.74%
Average interest-earning assets yield (1)	4.20%	4.13%	3.53%	4.04%	2.90%
Average loan yield	4.95%	4.88%	4.37%	4.81%	3.98%
Average investment securities yield (1)	2.63%	2.62%	2.50%	2.63%	2.30%
Average short-term investment yield	5.08%	5.02%	3.44%	4.78%	1.51%
Average cost of total deposits	1.76%	1.72%	0.72%	1.50%	0.31%
Average cost of interest-bearing deposits	3.14%	3.11%	1.38%	2.85%	0.58%
Average cost of interest-bearing liabilities	3.14%	3.11%	1.38%	2.84%	0.58%
Allowance for credit losses to loans	1.29%	1.28%	1.25%	1.29%	1.25%
Non-performing loans to total loans	—%	—%	0.11%	—%	0.11%
Net loan charge-offs (recoveries) to loans	—%	—%	—%	—%	—%
Common equity tier 1 ratio	14.73%	14.53%	12.80%	14.73%	12.80%
Total risk-based capital ratio	15.49%	15.30%	13.52%	15.49%	13.52%
Leverage ratio	10.71%	10.61%	9.52%	10.71%	9.52%

Transportation invoice volume	8,733	8,925	9,174	35,949	36,807
Transportation dollar volume	$9,044,772	$9,263,453	$10,930,786	$38,288,478	$44,749,359
Facility expense transaction volume	3,505	3,417	3,196	13,857	12,990
Facility expense dollar volume	$4,848,064	$5,096,882	$4,814,145	$19,836,821	$19,514,049
(1) Yields are presented on tax-equivalent basis assuming a tax rate of 21%.